SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

INTERNATIONAL TOWER HILL MINES LTD.

(Exact name of Registrant as specified in its charter)

British Columbia (State or other jurisdiction of Incorporation or organization)	N/A (I.R.S. Employer Identification No.)
1188 West Georgia Street, #1920 Vancouver, British Columbia, Canada V6E 4A2 (Address of Principal Executive Offices)

2006 Incentive Stock option plan (Full title of the plan)

Dorsey & Whitney LLP

Republic Plaza, Suite 4700

370 Seventeenth Street

Denver, CO 80202

(Name and Address of Agent for Service)

(303) 629-3400

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares issuable pursuant to Options outstanding under the Plan	1,798,818	US$1.74(2)(4)	US$3,129,944	US$175
Common Shares issuable pursuant to Options available for issuance under the Plan	2,959	US$2.34(3)	US$6,925	US$1
Total	1,801,777	N/A	US$3,136,869	US$176

(1)

Common Shares, without par value, available for issuance by the Company pursuant to the Plan described herein; based on 10% of the total issued and outstanding Common Shares of the Company, as calculated as of April 1, 2009.

(2)	Based on the weighted average exercise price of unregistered Options granted under the Plan outstanding as of the date of the filing of this registration statement.

(3)

The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average of the high and low prices (US$2.40 and US$2.27, respectively) for the Company’s Common Shares on April 8, 2009, as quoted on the NYSE Amex.

(4)

U.S. dollar amounts are calculated based on the Bank of Canada’s daily noon exchange rate for the conversion of Canadian dollars into United States dollars on April 1, 2009. On such date the noon exchange rate was Cdn.$1.2643 = US$1.00.

EXPLANATORY NOTE

On March 16, 2007, International Tower Hill Mines Ltd. (the “Company”) filed a registration statement on Form S-8 (the “Initial S-8”) with the Securities and Exchange Commission (the “SEC”). The Initial S-8 registered the Company’s common shares, no par value (“Common Shares”), to be issued pursuant to the exercise of stock options (“Options”) or rights granted or to be granted under the Company’s 2006 Incentive Stock Option Plan (the “Plan”). Pursuant to Section 5.1 of the Plan, the maximum number of Common Shares issuable upon the exercise of Options granted under the Plan shall be a maximum of ten percent (10%) of the number of Common Shares issued and outstanding from time to time. On March 12, 2007, 30,511,824 Common Shares were issued and outstanding and, accordingly, the Company registered 3,051,182 Common Shares under the Initial S-8.

As of April 1, 2009, 48,529,588 Common Shares were issued and outstanding and 4,852,959 Common Shares may now be issued pursuant to the exercise of Options granted under the Plan. Of these 4,852,959 Common Shares, the Company registered 3,051,182 under the Initial S-8. Accordingly, the Company is filing this registration statement on Form S-8 to register the additional 1,801,777 Common Shares issuable pursuant to the exercise of Options granted under the Plan.

The contents of the Initial S-8 (File No. 333-141353), as filed with the SEC on March 16, 2007, are incorporated herein by reference.

EXHIBITS

Exhibit Number	Exhibit
4.1	2006 Incentive Stock Option Plan (incorporated by reference to Exhibit 99.7 of the Company’s Annual Report on Form 20-F for the year ended May 31, 2006, as filed with the SEC on December 29, 2006)
5.1	Opinion of Gowling Lafleur Henderson LLP
23.1	Consent of Gowling Lafleur Henderson LLP; (included in Exhibit 5.1)
23.2	Consent of MacKay LLP
24.1	Power of Attorney (See page 3 of this registration statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on this 10th day of April, 2009.

INTERNATIONAL TOWER HILL MINES LTD.

/s/ Jeffery A. Pontius

Name:	Jeffrey A. Pontius
Title:	President and Chief Executive Officer

(Principal Executive Officer)

/s/ Michael Kinley
Name:	Michael Kinley
Title:	Chief Financial Officer

(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jeffrey A. Pontius and Michael Kinley his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Jeffery A. Pontius Jeffrey A. Pontius	President and Chief Executive Officer, Authorized US Representative	April 10, 2009

/s/ Michael Kinley Michael Kinley	Chief Financial Officer	April 10, 2009

/s/ Hendrick Van Alphen Hendrick Van Alphen	Director and Chairman	April 10, 2009

/s/ Benjamin W. Guenther Benjamin W. Guenther	Director	April 10, 2009

/s/ Ron Sheardown Ron Sheardown	Director	April 10, 2009

/s/ Michael Bartlett Michael Bartlett	Director	April 10, 2009

/s/ Anton J. Drescher Anton J. Drescher	Director	April 10, 2009

/s/ Rowland Perkins Rowland Perkins	Director	April 10, 2009